Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 (OR, IN THE CASE OF THIS NOTE, RULE 144A) UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(A)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[a](1) AND A HALF” SALE. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN, FINANCING OR INDEBTEDNESS ARRANGEMENT SECURED BY THE SECURITIES.

FORM OF SENIOR CONVERTIBLE NOTE

Issuance Date: [____]	Principal: U.S. $[_____]

FOR VALUE RECEIVED, Intersect ENT, Inc., a Delaware corporation (the “Company”), hereby, promises to pay to [___________], or its registered assigns (the “Holder”), the principal amount of [_______] ($[_____]) pursuant to, and in accordance with, the terms of that certain Facility Agreement, dated as of May 11, 2020, by and among the Company, the Lenders party thereto, the Agent and the other parties thereto (together with all exhibits and schedules thereto and as may be amended, restated, modified and supplemented from time to time, the “Facility Agreement”). The Company hereby promises to pay accrued and unpaid Interest (as defined below) and premium, if any, on the Principal on the dates, at the rates and in the manner provided for in the Facility Agreement (including upon a Major Transaction Redemption, an Optional Redemption, a Major Transaction Conversion or any other conversion of this Note). The Company hereby promises to pay any Make Whole Amount that is due on the Principal in accordance with the Facility Agreement (including upon a Major Transaction Redemption or an Optional Redemption). Pursuant to Section 2(c)(iv) hereof, the Principal amount of this Note may be less than the amount indicated above.

This Senior Convertible Note (including all Senior Convertible Notes issued in exchange, transfer or replacement hereof, and as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time, this “Note”) is one of the Senior Convertible Notes issued pursuant to the Facility Agreement (collectively, including all Senior Convertible Notes issued in exchange, transfer or replacement thereof, and as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time, the “Notes”). All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Facility Agreement.

This Note evidences a Loan issued under the Facility Agreement. Accordingly, any payment of the Principal of this Note (it being agreed that the settlement of the Company’s obligations by delivery of Conversion Shares (as defined below) or, if applicable, Preferred Conversion Shares (as defined below) upon conversion of any Principal of this Note shall be deemed to constitute payment of such Principal) or any payment of Interest hereon constitutes a payment of the principal amount of such Loan or interest thereon, as the case may be.

Except as expressly set forth herein or in the Facility Agreement, the Company has no right, but under certain circumstances may have an obligation, to make payments of Principal prior to the due date for such payments set forth in the Facility Agreement. The Facility Agreement contains provisions for acceleration of the maturity of the unpaid Principal upon the happening of certain events.

1. Definitions.

(a) Certain Defined Terms. For purposes of this Note, the following terms shall have the following meanings:

(i) “150% Optional Redemption” means an Optional Redemption as to which only the 150% Optional Redemption Pricing Condition has been satisfied.

(ii) “150% Optional Redemption Period” means the period commencing on the two-year anniversary of the Issuance Date and ending on the date that is thirty (30) days prior to the Maturity Date.

(iii) “200% Optional Redemption” means any Optional Redemption as to which the 200% Optional Redemption Pricing Condition has been satisfied.

(iv) “200% Optional Redemption Period” means the period commencing on the three-year anniversary of the Issuance Date and ending on the date that is thirty (30) days prior to the Maturity Date.

(v) “Asset Sale” means a transaction described in clause (B) of the definition of “Major Transaction” in connection with which the Company distributes assets to stockholders.

(vi) “Bloomberg” means Bloomberg Financial Markets or an equivalent, reliable reporting service designated by the Company and subject to the consent of the Required Note Holders (such consent not to be unreasonably withheld, conditioned or delayed).

(vii) “Capital Stock” means, for any entity, any and all capital stock, shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity, but for the avoidance of doubt, excluding any debt securities convertible into such stock.

(viii) “Closing Price” means, for any security as of any Trading Day, the closing (last sale) price per share for such security on its Principal Market on such Trading Day (at the end of regular trading hours on such Principal Market), as reported by Bloomberg, or if no closing price per share is reported for such security by Bloomberg, the average of the last bid and last ask price (or if more than one in either case, the average of the average last bid and average last ask prices) per share for such security on such Trading Day as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If such security is not listed for trading on a U.S. national or regional securities exchange on the relevant Trading Day, then the Closing Price for such security will be the average of the mid-point of the last bid and last ask prices per share for such security in the over-the-counter market on the relevant Trading Day as reported by OTC Markets Group or similar organization. If the Closing Price cannot be calculated for a security on such date on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value per share of such security as mutually determined in good faith by the Board of Directors of the Company and the Required Note Holders.

(ix) “Common Stock” means the common stock, par value $0.001 per share, of the Company, subject to Section 3(e).

(x) “Conversion Amount” means the Principal to be converted with respect to which this determination is being made.

(xi) “Conversion Price” means $15.54, subject to adjustment as provided herein.

(xii) “Delisting Event” means any of the following: (A) the Common Stock is not listed on the Principal Market, (B) trading in the Common Stock on the Principal Market is suspended, or (C) the Company has received a notice of delisting due to noncompliance with any material rule or regulation applicable to the trading or listing of the Common Stock on the Principal Market and such noncompliance has not been cured as set forth in a notice from the Principal Market.

(xiii) “Dollars” or “$” means United States Dollars.

(xiv) “Eligible Market” means the New York Stock Exchange, Inc., the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market (or, in each case, any successor thereto).

(xv) “Enterprise Value” means (A) the product of (x) the number of issued and outstanding shares of Common Stock on the date the Company delivers (or by which it is obligated to deliver) the Major Transaction/Organic Change Notice (as defined in Section 3(c)) multiplied by (y) the Closing Price of the Common Stock on such date, plus (B) the amount of the Company’s and its consolidated subsidiaries’ debt as shown on the latest consolidated financial statements of the Company and its subsidiaries filed with the SEC (the “Current Financial Statements”), plus (C) if applicable, the aggregate liquidation preference of each class of the Company’s preferred shares, if any, less (D) the amount of cash and cash equivalents of the Company and its consolidated subsidiaries, as shown on the Current Financial Statements.

(xvi) “Fair Market Value” means (i) with respect to any security that is listed, quoted or traded on an Eligible Market, as of any date of determination, the Closing Price of such security on such date, and (ii) with respect to any other security or asset, the fair market value as mutually determined in good faith by the Board of Directors of the Company and Required Note Holders, subject to the dispute resolution provisions set forth in Section 2(c)(iii) below.

(xvii) “Freely Tradeable Preferred Shares” means shares of Series DF-1 Preferred Stock which, at the time of issuance thereof, (a)(i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are eligible for resale by the Holder, without limitation or restriction (including any volume limitation or current public information requirement) under state or Federal securities laws, pursuant to Rule 144 under the Securities Act, and (iii) do not bear, and are not subject to, any restrictive legend, and (b) are convertible into shares of Common Stock which, at the time of issuance thereof upon conversion of such shares of Series DF-1 Preferred Stock, will be Freely Tradeable Shares.

(xviii) “Freely Tradeable Shares” means Shares which, at the time of issuance thereof, (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are eligible for resale by the Holder, without limitation or restriction (including any volume limitation or current public information requirement) under state or federal securities laws, pursuant to Rule 144 under the Securities Act or are the subject of an effective registration statement under the Securities Act covering the resale thereof, as provided for in the Registration Rights Agreement, and (iii) do not bear, and are not subject to, any restrictive legend, stop transfer or similar restriction (assuming in the case of clauses (ii) and (iii), that such holder is not at the time of such conversion, and has not during the three (3) months immediately prior thereto been, an Affiliate of the Company).

(xix) “Interest” means any interest (including any default interest) accrued on the Principal pursuant to the terms of this Note and the Facility Agreement.

(xx) “Issuance Date” means [____], regardless of any exchange or replacement hereof.

(xxi) “Major Transaction” means any of the following events:

(A) a consolidation, merger, exchange of shares, tender or exchange offer, recapitalization, reorganization, business combination, purchase or sale of shares or other similar event, (1) following which the holders of Common Stock, or of the voting power of voting stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, business combination, sale of shares or other event either (a) no longer hold a majority of the outstanding shares of Common Stock or of the shares or voting power of voting stock of the Company, or (b) no longer have the ability to elect a majority of the Board of Directors of the Company, or (2) as a result of which the Common Stock shall be changed into (or the holders of the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or of another entity (other than to the extent the shares of Common Stock are changed or exchanged solely to reflect a change in the Company’s jurisdiction of incorporation);

(B) the sale or transfer (including, for the avoidance of doubt, by way of an exclusive license that is substantially equivalent to a sale), in one transaction or a series of related transactions of (i) all or substantially all of the consolidated assets of the Company (including, for the avoidance of doubt, a sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole) to any Person other than one of the Company’s wholly-owned Subsidiaries or (ii) assets of the Company (including, for the avoidance of doubt, assets of the Company and its Subsidiaries, taken as a whole) to any Person other than one of the Company’s wholly-owned Subsidiaries for a purchase price equal to more than 50% of the Enterprise Value of the Company;

(C) the stockholders of the Company approve any plan or proposal for the liquidation, dissolution or winding-up of the Company;

(D) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, files any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of the Company’s Capital Stock representing beneficial ownership of more than 50% of the outstanding shares of Common Stock or the shares or voting power of the Company’s voting stock;

(E) the Common Stock ceases to be listed on any Eligible Market on which it is then listed and is not immediately re-listed on another Eligible Market; or

(F) the Common Stock ceases to be registered under Section 12 of the Exchange Act.

(xxii) “Major Transaction Effective Date” means, with respect to any Major Transaction, the date on which such Major Transaction occurs or becomes effective.

(xxiii) “Major Transaction Redemption Price” means the Principal amount of this Note to be redeemed pursuant to a Major Transaction Redemption.

(xxiv) “Market Disruption Event” means with respect to any Trading Day, (A) a failure by the Principal Market for the Common Stock to open for trading during its entire regular trading session, (B) the occurrence or existence prior to 1:00 p.m., New York City time, on such Trading Day, for more than a one half-hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock, or (C) a failure of any sales of the Common Stock to occur on the Principal Market on such Trading Day.

(xxv) “Optional Redemption Cap” means, in the case of a 150% Optional Redemption, the Holder’s Pro Rata Share of $32,500,000 and in the case of a 200% Optional Redemption, the original Principal amount of this Note.

(xxvi) “Optional Redemption Pricing Condition” means either the 150% Optional Redemption Pricing Condition or the 200% Optional Redemption Pricing Condition, as applicable.

(xxvii) “Optional Redemption Price” means, the Principal amount of this Note to be redeemed pursuant to an Optional Redemption.

(xxviii) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest enterprise value as of the date of consummation of a Major Transaction.

(xxix) “Pending Redemption Period” means the period commencing on the date an Optional Redemption Notice is delivered hereunder and earlier of the date (which shall not be prior to the applicable Optional Redemption Date) the Optional Redemption Price payable to the Holder thereunder is paid in full and the date the Pending Redemption Period is terminated by the Holder in accordance with Section 7(d) or in accordance with Section 7(c).

(xxx) “Preferred Stock Conversion” means a Redemption Period Conversion pursuant to a Conversion Notice that provides for the conversion of principal into Preferred Conversion Shares (or a combination of Conversion Shares and Preferred Conversion Shares).

(xxxi) “Principal” means the outstanding principal amount of this Note as of any date of determination.

(xxxii) “Principal Market” means, with respect to the Common Stock, the principal Eligible Market on which the Common Stock is listed, and with respect to any other security, the principal securities exchange or trading market for such security.

(xxxiii) “Redemption Period Conversion” means a conversion of principal in accordance with Section 2 pursuant to a Conversion Notice delivered during the Pending Redemption Period.

(xxxiv) “Registration Rights Agreement” means that certain Registration Rights Agreement dated as of May 11, 2020 among the Company and the Lenders party to the Facility Agreement, as the same may be amended from time to time.

(xxxv) “Required Note Holders” means, as of any date of determination, Holders of Notes having an aggregate principal amount of more than 50% of the outstanding principal amount of all Notes as of such date.

(xxxvi) “Series DF-1 Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series DF-1 Preferred Stock, in the form attached as Exhibit G to the Facility Agreement.

(xxxvii) “Series DF-1 Preferred Stock” means a series of the Company’s preferred stock designated as “Series DF-1 Preferred Stock” having the rights, privileges and benefits, and subject to the limitations, set forth in the Series DF-1 Certificate of Designation.

(xxxviii) “Share Delivery Date” means, in respect of the issuance and delivery of Conversion Shares, the Conversion Shares Delivery Date, and in respect of the issuance and delivery of Preferred Conversion Shares, the Preferred Share Delivery Date.

(xxxix) “Shares” means shares of Common Stock.

(xl) “Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the date the applicable Conversion Notice (as defined below) is received or deemed received by the Company.

(xli) “Stock Event” means a stock split, stock combination, reclassification, payment of stock dividend, recapitalization or other similar transaction of such character that the outstanding shares of Common Stock shall be changed into or become exchangeable for a larger or small number of shares.

(xlii) “Successor Entity” means any Person purchasing the Company’s assets sold in a Major Transaction or a majority of the Company’s Capital Stock in a Major Transaction, or any successor entity resulting from a Major Transaction, or if the Note is to be convertible for shares of Capital Stock of any such Person’s Parent Entity, its Parent Entity.

(xliii) “Successor Major Transaction” means either a Takeout Major Transaction or an Asset Sale.

(xliv) “Takeout Major Transaction” means a “Major Transaction” in which the outstanding shares of Common Stock of the Company are converted into the right to receive cash, securities of another entity and/or other assets.

(xlv) “Trading Day” means, in respect of any security, any day on which trading of such security occurs on its Principal Market; provided, that, for purposes of the satisfaction of the Optional Redemption Pricing Condition (as defined in Section 7(a)), Trading Day shall not include any Trading Day on which there is a Market Disruption Event.

(xlvi) “Volume Weighted Average Price” means, as of any Trading Day, (A) the volume weighted average sale price per share of the Common Stock on the Principal Market, as reported by Bloomberg, or (B) if no volume weighted average sale price is reported for the Common Stock, then the Closing Price on such Trading Day, or, if no Closing Price is reported for the Common Stock by Bloomberg, the average of the last bid and last ask price (or if more than one in either case, the average of the average last bid and average last ask prices) of the Common Stock on such Trading Day as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant Trading Day, then the Volume Weighted Average Price will be the average of the mid-point of the last bid and last ask prices of the Common Stock in the over-the-counter market on the relevant Trading Day as reported by OTC Markets Group or similar organization. If the Volume Weighted Average Price cannot be calculated for the Common Stock on such date in the manner provided above, the Volume Weighted Average Price shall be the fair market value per share of Common Stock as mutually determined in good faith by the Board of Directors of the Company and the Holders holding a majority of the aggregate outstanding Principal amount of the Notes being converted for which the calculation of the Volume Weighted Average Price is required. The Volume Weighted Average Price shall be determined without regard to after-hours trading or any other trading outside of the regular trading hours. In the event that a Stock Event is consummated during any period of consecutive Trading Days on which Volume Weighted Average Prices are being calculated, the Volume Weighted Average Price for each Trading Day during such period prior to the effectiveness of such Stock Event shall be appropriately adjusted to reflect such Stock Event.

(xlvii) “Withholding Date” means any date on which the Company withholds, or determines that it is required to withhold, any Taxes as a result of any conversion of this Note or the issuance of any Shares thereupon. For the avoidance of doubt, such Taxes shall not include Taxes with respect to any interest payable as a result of such conversion or issuance.

2. Conversion Rights. This Note may be converted into Shares and/or shares of Series DF-1 Preferred Stock, on the terms and conditions set forth in this Section 2.

(a) Conversion at Option of the Holder. On or after the date hereof, the Holder shall be entitled to convert all or any part of the Principal into fully paid and nonassessable Shares (the “Conversion Shares”) and, at any time during a Pending Redemption Period, the Holder shall be entitled to convert all or any part of the Principal into Conversion Shares and/or fully paid and nonassessable shares of Series DF-1 Preferred Stock (“Preferred Conversion Shares”). The Company shall not issue any fraction of a Share upon any conversion; provided that the Company shall issue fractional shares of Series DF-1 Preferred Stock to the extent that a conversion would result in the issuance of a fractional share of Series DF-1 Preferred Stock. If the issuance would result in the issuance of a fraction of a Share, then the Company shall round such fraction of a Share up or down to the nearest whole Share (with 0.5 rounded up), and no cash payment will be made in lieu thereof where rounded down.

(b) Conversion Rate. Subject to Section 2(c) (and, in the case of Major Transaction Conversions and Redemption Period Conversions, the Holder’s right to receive Additional Conversion Shares as provided in Sections 3(a) and 7(e), respectively) in the number of Conversion Shares issuable upon a conversion of any portion of this Note pursuant to Section 2, shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount
Conversion Price

The number of Preferred Conversion Shares issuable upon a Preferred Stock Conversion shall be set forth in the applicable Conversion Notice and shall be determined by dividing (i) the number of Conversion Shares (including Base Conversion Shares and Additional Conversion Shares) that the Holder is otherwise entitled to receive as provided in Section 2(a) (without regard to the

4.985% Cap) and determines to accept in the form of Series DF-1 Preferred Stock, as set forth in the applicable Conversion Notice, divided by (ii) 1,000, subject to proportionate adjustment to reflect any adjustment to the number of Shares into which the Preferred Conversion Shares are convertible pursuant to the Series DF-1 Certificate of Designation as of the Conversion Date.

(c) Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert a Conversion Amount into Conversion Shares and/or, to the extent provided in Section 7, Preferred Conversion Shares, on any date (the “Conversion Date”), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 5:00 p.m. New York City time on such date, an unsigned copy of a written conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”) to the offices of the Company at 1555 Adams Drive, Menlo Park, CA 94025, Attention: David Lehman, Email: dlehman@intersectent.com, or such other address or email address as the Company may designate in writing, and (B) if required by Section 2(c)(vi), surrender to a common carrier for delivery to the Company, no later than three (3) Business Days after the Conversion Date, the original Note being converted (or an indemnification undertaking in customary form with respect to this Note in the case of its loss, theft or destruction). If the Conversion Notice relates to a Redemption Period Conversion, the Conversion Notice shall specify the number of Conversion Shares and/or Preferred Conversion Shares into which the applicable Conversion Amount is to be converted.

(ii) Company’s Response. Upon receipt or deemed receipt by the Company of an unsigned copy of a Conversion Notice, the Company (I) shall promptly send, via electronic mail, a confirmation of receipt of such Conversion Notice to the Holder and the Company’s designated transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein, and (II) on or before the second (2nd) Trading Day (or, if earlier, the last day of the Standard Settlement Period), or in the case of clause (B), on or before the third (3rd) Trading Day, following the Conversion Date (as applicable the “Conversion Share Delivery Date”) (A) provided that the Holder is eligible to receive such Conversion Shares through The Depository Trust Company (“DTC”) (which shall include any time at which any of the Unrestricted Conditions (as defined below) is satisfied), credit such aggregate number of Conversion Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian (DWAC) system, or (B) if the foregoing shall not apply, issue and deliver to the address as specified in the Conversion Notice, a stock certificate, registered in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder shall be entitled. In the case of a Conversion Notice in respect of a Preferred Stock Conversion, on or before the second (2nd) Trading Day (or, if earlier, the last day of the Standard Settlement Period) following the Conversion Date (the “Preferred Conversion Share Delivery Date”), the Company shall issue and deliver to the address as specified in the Conversion Notice, a stock certificate, registered in the name of the Holder or its designee, for the number of Preferred Conversion Shares to which the Holder shall be entitled; provided, that, for purposes of this sentence, the Company shall be deemed to have satisfied such requirement by the Company’s initial email delivery to the Holder, on or before the Preferred Conversion Share Delivery Date, of a .pdf copy of the front and back of each such certificate, followed promptly, and in no event later than the fourth (4th) Trading Day following the receipt or deemed receipt by the Company of the Conversion Notice, by delivery to the Holder of the original stock certificate(s). The Conversion Shares will be free-trading, and freely transferable, and will not contain a legend (or be subject to stop transfer or similar instructions) restricting the resale or transferability thereof if any of the Unrestricted Conditions is met.

(iii) Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price, Major Transaction Redemption Price, Successor Major Transaction Consideration, Major Transaction Company Shares, the Major Transaction Conversion Amount (including any determination as to Fair Market Value), the Optional Redemption Price, the Redemption Period Conversion Shares or the arithmetic calculation of the Conversion Rate, the Company shall issue, or instruct the Transfer Agent to issue, as applicable, to the Holder the number of Conversion Shares (and/or Preferred Conversion Shares, as the case may be) that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via email within two (2) Business Days of receipt or deemed receipt of the Holder’s Conversion Notice or other date of determination. If the Holder and the Company are unable to agree upon the determination of the Conversion Price, Major Transaction Redemption Price, Successor Major Transaction Consideration, Major Transaction Company Shares, Major Transaction Conversion Amount, the Optional Redemption Price, the Redemption Period Conversion Shares or arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall promptly (and in any event within two (2) Business Days) submit via email (A) the disputed determination of the Conversion Price, Major Transaction Redemption Price, Successor Major Transaction Consideration, Major Transaction Conversion Amount, the Optional Redemption Price, the Redemption Period Conversion Shares to an independent, reputable investment banking firm selected by the Company and subject to the approval of the Required Note Holders (such consent not to be unreasonably withheld, conditioned or delayed), or (B) the disputed arithmetic calculation of the Conversion Rate to an independent registered public accounting firm selected by the Company and, if not the Company’s auditors, subject to the approval of the Required Note Holders, as the case may be. The Company shall direct the investment bank or the accounting firm, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. Notwithstanding anything herein to the contrary, any such final determination in respect of a dispute in connection with a Major Transaction in which the Company is not the surviving parent entity, shall be made prior to the occurrence of such Major Transaction. Neither the Holder nor the Company shall have the right to dispute any determination pursuant to the provisions of this Section 2(c)(iii) unless such party notifies the other party of such dispute in writing no later than two (2) Business Days after the other party notifies the Holder or the Company, as applicable, in writing of such determination.

(iv) Record Holder. The Conversion Shares and/or Preferred Conversion Shares issuable upon a conversion of this Note shall be deemed to have been issued to the Person or Persons entitled to receive such Conversion Shares or Preferred Conversion Shares, as applicable, and such Person or Persons shall be treated for all purposes as the legal and record holder or holders of such Conversion Shares or Preferred Conversion Shares, as applicable, entitled to all rights of a holder thereof (including, in the case of Preferred Conversion Shares, conversion rights), upon delivery by the Holder of the Conversion Notice.

(v) Company’s Failure to Timely Convert.

(A) Cash Damages. If by the Share Delivery Date, the Company shall fail to issue and deliver a certificate to the Holder for, or, if as required by Section 2(c)(ii) hereof the Transfer Agent shall fail to credit the Holder’s or its designee’s balance account with DTC with, the applicable number of Conversion Shares and Preferred Conversion Shares (in each case, free of any restrictive legend, provided, in the case of conversion other than a Redemption Period Conversion, that any Unrestricted Condition is satisfied), then, in addition to all other available remedies that the Holder may pursue hereunder and under the Facility Agreement, the Company shall pay additional damages to the Holder, in cash, for each 30 day period after the Share Delivery Date such conversion is not timely effected in an amount equal to (prorated for any partial period) one percent (1.0%) of the product of (I) the number of Conversion Shares not issued and delivered to the Holder (or, in the case of a failure to timely issue and deliver Preferred Conversion Shares, the number of Shares issuable upon conversion of the Preferred Conversion Shares) not issued and delivered to the Holder (in each case, free of any restrictive legend, provided, in the case of a conversion other than a Redemption Period Conversion, that any Unrestricted Condition is satisfied) or its designee on or prior to the Share Delivery Date and to which the Holder is entitled and (II) the Volume Weighted Average Price of a share of Common Stock on the Share Delivery Date; provided that the Holder shall have no right to any such additional damages hereunder to the extent the failure of the Company to deliver such Conversion Shares is caused by the Holder’s failure to provide complete information required to be provided by the Holder to the Company hereunder or the inaccuracy of any such information; provided, further, that the Company shall notify a Holder as promptly as possible after the Company becomes aware of the fact that information provided by such Holder to the Company is inaccurate or incomplete. Alternatively, in lieu of the foregoing additional damages, subject to Section 2(c)(iii), at the written election of the Holder made in the Holder’s sole discretion, if, on or after the applicable Conversion Date, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Conversion Shares (or, in the case of a failure to timely issue and deliver Preferred Conversion Shares, Shares issuable upon conversion of the Preferred Conversion Shares not issued and delivered to the Holder) that such Holder anticipated receiving from the Company (such purchased shares, “Buy-In Shares”), the Company shall (I) be obligated to promptly pay to the Holder (in addition to all other available remedies that the Holder may otherwise have), 105% of the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for such Buy-In Shares exceeds (B) the net proceeds received by the Holder from the sale of a number of shares equal to up to the number of Conversion Shares (or, in the case of a failure to timely issue and deliver Preferred Conversion Shares, the number of Shares issuable upon conversion of the Preferred Conversion Shares) such Holder was entitled to receive but had not received on the Share Delivery Date and (II) at the option of the Holder, by notice to the Company made via email prior to receipt by the Holder of the Conversion Shares, either reinstate the portion of this Note and equivalent number of Conversion Shares and/or Preferred Conversion Shares, as applicable, for which such conversion was not honored or deliver to the Holder the number of Shares that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder; provided that the Holder shall have no right to any such payment under clause (A) hereof to the extent the failure of the Company to deliver such Conversion Shares is caused by the Holder’s failure to provide complete information required to be provided by the Holder to the Company hereunder or the inaccuracy of such information; provided, further, that the Company shall notify a Holder as promptly as possible after the Company becomes aware of the fact that information provided by such Holder to the Company is inaccurate or incomplete. If the Company fails to pay the additional damages set forth in this Section 2(c)(v)(A) within five (5) Business Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of Shares (in the case of a failure relating to Conversion Shares) or shares of Series DF-1 Preferred Stock (in the case of a failure relating to Preferred Conversion Shares) equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price applicable to the conversion to which the additional damages relate. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon conversion of this Note as required pursuant to the terms hereof.

(B) Void Conversion Notice. If for any reason the Holder has not received all of the Conversion Shares and/or all of the Preferred Conversion Shares, as applicable, prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of this Note (a “Conversion Failure”), then the Holder, upon written notice to the Company by facsimile or electronic mail (a “Void Conversion Notice”), may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to the Holder’s Conversion Notice; provided, that the voiding of the Holder’s Conversion Notice shall not affect the Company’s obligations to make any payments that have accrued prior to the date of such Void Conversion Notice pursuant to Section 2(c)(v)(A).

(C) Event of Default. A Conversion Failure shall constitute an Event of Default under the Facility Agreement and entitle the Lenders to all payments and remedies provided under the Facility Agreement upon the occurrence of an Event of Default.

(vi) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion or redemption of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless all of the Principal is being converted or redeemed. The Holder and the Company shall maintain records showing the Principal converted or redeemed and the dates of such conversions or redemptions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon any such partial conversion or redemption. Notwithstanding the foregoing, if this Note is converted or redeemed as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder may request, representing in the aggregate the remaining Principal represented by this Note. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion or redemption of any portion of this Note, the Principal of this Note may be less than the principal amount stated on the face hereof.

(d) Legends.

(i) Restrictive Legend. The Holder understands that, except as otherwise specified pursuant to Section 2(d)(ii), this Note and the Conversion Shares, as applicable, may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

“THE SECURITIES REPRESENTED BY THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 (OR, IN THE CASE OF THIS NOTE, RULE 144A) UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(A)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[a](1) AND A HALF” SALE. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN, FINANCING OR INDEBTEDNESS ARRANGEMENT SECURED BY THE SECURITIES.”

(ii) Removal of Restrictive Legend. This Note, the certificates evidencing the Conversion Shares, as applicable, shall not contain or be subject to (and the Holder shall be entitled to removal of) any legend (or stop transfer or similar instruction) restricting the transfer thereof (including the legend set forth above in subsection 2(d)(i)): (A) while a registration statement (including a Registration Statement, as defined in the Registration Rights Agreement) covering the sale or resale of such security is effective under the Securities Act, or (B) if the Holder provides customary certifications to the effect that it has sold such Note and/or Conversion Shares pursuant to Rule 144, or (C) if such Note or Conversion Shares, as the case may be, are eligible for sale under Rule 144(b)(1) as set forth in customary non-affiliate certifications provided by the Holder, or (D) if at any time on or after the date hereof that the Holder certifies that it is not an Affiliate of the Company, and has not been an Affiliate for the preceding three months, and that the Holder’s holding period for purposes of Rule 144 and, in the case of the Conversion Shares, subsection (d)(3)(ii) thereof with respect to such Note and/or Conversion Shares is at least six (6) months, or (E) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) as determined in good faith by counsel to the Company or set forth in a legal opinion delivered by Katten Muchin Rosenman LLP or other nationally recognized counsel to the Holder (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Effective Date (as defined below), or at such other time as any of the Unrestricted Conditions has been satisfied, if required by the Company’s Transfer Agent to effect the issuance of this Note or the Conversion Shares, as applicable, without a restrictive legend or removal of the legend hereunder. If any of the Unrestricted Conditions is met at the time of issuance of any of the Conversion Shares, then such Conversion Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as any of the Unrestricted Conditions is met or such legend is otherwise no longer required under this Section 2(d), it will, no later than two (2) Trading Days (or, if less, the number of days comprising the Standard Settlement Period) following the delivery by the Holder to the Company or the Transfer Agent of this Note or a certificate representing Conversion Shares, as applicable, issued with a restrictive legend, deliver or cause to be delivered to such Holder this Note and/or a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends. For purposes hereof, “Effective Date” shall mean the date that the first Registration Statement covering the Conversion Shares that the Company is required to file pursuant to the Registration Rights Agreement has been declared effective by the SEC. Notwithstanding anything to the contrary contained herein, all of the Conversion Shares and Preferred Conversion Shares issued pursuant to Redemption Period Conversions shall, upon such issuance, be Freely Tradeable Shares or Freely Tradeable Preferred Shares, as applicable, and shall be issued free of all legends.

(iii) Sale of Unlegended Shares. The Holder agrees that the removal of any restrictive legends from any securities as set forth in this Section 2(d) is predicated upon the Company’s reliance that the Holder will sell such securities pursuant to either the registration requirements of the Securities Act or an exemption therefrom, and that if such securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein.

(e) Share Dividend, Subdivision, Combination or Reclassification. If the Company shall, at any time or from time to time, (A) declare a dividend on the Common Stock payable in shares of its Capital Stock (including Common Stock), other than a dividend for which the Holder would be entitled to participate pursuant to Section 6, (B) subdivide the outstanding shares of Common Stock into a larger number of shares of Common Stock, (C) consolidate or combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock or (D) issue any shares of its Capital Stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each such case, the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be adjusted so that the Holder of this Note upon conversion after such date at the Conversion Price shall be entitled to receive the aggregate number and kind of shares of the Company’s Capital Stock which, if this Note had been converted immediately prior to such date at the Conversion Price, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. The Company shall give the Holder the same notice it provides to holders of Common Stock of any transaction described in this Section 2(e).

(f) Notwithstanding anything herein to the contrary, the Company shall not issue to the Holder, and the Holder may not acquire, a number of Conversion Shares upon any conversion of this Note or otherwise acquire any Shares pursuant hereto or the Facility Agreement to the extent that, upon such conversion, the number of shares of Common Stock then beneficially owned by the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth hereinafter) would exceed 4.985% of the total number of shares of Common Stock then issued and outstanding (the “4.985% Cap”); provided that the 4.985% Cap shall not apply to the extent that the Common Stock is not deemed to constitute an “equity security” pursuant to Rule 13d-1(i) under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage beneficially owned by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. For purposes hereof, the Holder may rely on the number of outstanding shares of Common Stock as set forth in the Company’s most recent annual report filed with the SEC, or any report filed by the Company with the SEC subsequent thereto, in each case, unless the Company has confirmed to the Holder the number of shares of Common Stock outstanding as provided in the next sentence (in which case the Holder may rely upon such confirmation). Upon the written request of the Holder, the Company shall, within two (2) Trading Days, confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. Each delivery of a Conversion Notice by the Holder will constitute a representation by the Holder that it has evaluated the limitation set forth in this paragraph and determined that the issuance of the full number of Conversion Shares requested in such Conversion Notice is permitted under this paragraph. For the avoidance of doubt, the 4.985% Cap shall not limit the number of Preferred Conversion Shares that may be issued in respect of any Preferred Stock Conversion.

(g) HSR Submissions. If the Holder determines that, in connection with the conversion of this Note, it and the Company are required to file Premerger Notification Reports with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”) under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations promulgated thereunder (collectively, the “HSR Act”), the Company and Holder (i) shall each file under the HSR Act within ten (10) Business Days of written notice from Holder to the Company that such filing is required, and (ii) shall cooperate with each other in preparing and making such filings and in responding to reasonable inquiries of the FTC and DOJ relating to such filings. For the avoidance of doubt, the Holder shall bear all of its costs and expenses in connection with such submission, including any attorneys’ fees and filing fees associated therewith.

3. Rights Upon Major Transaction or Organic Change. Without limiting any other rights of the Holder under the Facility Agreement or any other Loan Document in respect of Major Transactions, in the event of a Major Transaction, then the Holder, at its option, may, (A) convert all or a portion of the outstanding Principal in accordance with the provisions of this Section 3 (a “Major Transaction Conversion”) or (B) require the Company to redeem all or any portion of the outstanding Principal of this Note for the Major Transaction Redemption Price as provided in this Section 3 (a “Major Transaction Redemption”).

(a) Major Transaction Conversion. The Holder may elect a Major Transaction Conversion as follows: (1) in the case of a Successor Major Transaction, the Holder, at its option, may elect to convert, in whole or in part, by written notice to the Company, effective immediately prior to, and conditional upon, the consummation of a Takeout Major Transaction or, in the case of an Asset Sale, the Company’s distribution of assets to its stockholders, as applicable (a “Successor Major Transaction Conversion”), the outstanding Principal into the amount of cash and other assets and the number of securities or other property of the Successor Entity or other entity that the Holder would have received had such Holder converted the Major Transaction Conversion Amount (as defined below) into the number of Shares equal to the Base Conversion Shares plus the Additional Conversion Shares (each as defined below) (without regard to the 4.985% Cap or any other restriction or limitation on conversion) immediately prior to such Takeout Major Transaction or distribution of assets (as applicable) (the “Successor Major Transaction Consideration”), and (2) in the case of any one or more Major Transactions other than a Successor Major Transaction (a “Company Share Major Transaction”), the Holder shall have the right to convert, in whole or in part, following the occurrence of any such Major Transaction and from time to time thereafter, the outstanding Principal into a number of Shares equal to the Base Conversion Shares, plus the Additional Conversion Shares determined with respect to any such Major Transaction and any such Major Transaction Conversion Amount (“Major Transaction Company Shares”).

(b) Base Conversion Shares and Additional Conversion Shares. Notwithstanding anything herein to the contrary, with respect to any conversion or deemed conversion effected in connection with a Major Transaction pursuant to Section 3(a) or during a Pending Redemption Period (i) the aggregate total number of Major Transaction Company Shares into which all or any portion of the outstanding Principal may be converted, (ii) the aggregate number of Conversion Shares to be used for calculating the Successor Major Transaction Consideration in respect of any Major Transaction, and (iii) the aggregate number of Conversion Shares issuable pursuant to a Conversion Notice delivered during a Pending Redemption Period shall be calculated to be the sum of (a) the number of Shares into which the outstanding Principal then being converted would otherwise be converted as calculated under Section 2 hereof (such number of shares, the “Base Conversion Shares”), plus (b) the number of Shares equal to the product of (x) the Additional Share Coefficient (as such term is defined and determined for each $1,000 of outstanding Principal then being converted on Schedule I attached hereto and made a part hereof) for such Major Transaction or in respect of the applicable Optional Redemption Notice and (y) a fraction, the numerator of which is the amount of the Principal then being converted and the denominator of which is $1,000 (such number of Shares calculated in accordance with this clause (b), the “Additional Conversion Shares”). Notwithstanding anything to the contrary contained herein, if, following a Company Share Major Transaction another Major Transaction shall occur, the Additional Share Coefficient shall be determined by reference to such Major Transaction that results in a determination of the greatest number of Additional Conversion Shares.

(c) Notice; Major Transaction Redemption Election; Major Transaction Conversion Election.

(i) At least thirty (30) days prior to the occurrence of any Major Transaction or Organic Change, but, in any event, one (1) Trading Day following (x) the date of the first public announcement by any Person of such Major Transaction or Organic Change if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the first public announcement by any Person of such Major Transaction or Organic Change if such announcement is made on or after 4:00 p.m., New York City time, the Company shall deliver written notice thereof via (i) email and (ii) overnight courier to the Holder (a “Major Transaction/Organic Change Notice”); provided, however, that, with respect to any Major Transaction or Organic Change that is not a Successor Major Transaction, the applicable deadline by which the Company must deliver the Major Transaction/Organic Change Notice shall be within one (1) Trading Day following (x) the date of the first public announcement by any Person of such Major Transaction or Organic Change if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the first public announcement by any Person of such Major Transaction or Organic Change if such announcement is made on or after 4:00 p.m., New York City time; and provided, further, that the Company shall make a public announcement of any Major Transaction or Organic Change not later than one (1) Trading Day after the Company first has knowledge of the occurrence thereof.

(ii) If a Major Transaction/Organic Change Notice is given (or required to be given) at any time with respect to any Major Transaction, then at any time during the period beginning on the date the Company delivers (or by which it is obligated to deliver) such Major Transaction/Organic Change Notice and ending on the later of (1) ten (10) Trading Days prior to the occurrence of such Major Transaction and (2) ten (10) Trading Days after the Holder’s receipt of such Major Transaction/Organic Change Notice (or, in the case of a Major Transaction that is not a Successor Major Transaction, at any time beginning on the date the Company delivers (or by which it is obligated to deliver)) a Major Transaction/Organic Change Notice with respect thereto and ending on the sixtieth (60th) day after the later of (1) the date the Company actually delivers such Major Transaction/Organic Change Notice and (2) the Major Transaction Effective Date in respect of such Major Transaction, the Holder may elect to require a Major Transaction Redemption by delivering written notice thereof (the “Major Transaction Redemption Notice”) to the Company, which Major Transaction Redemption Notice shall indicate the portion of the Principal that the Holder is electing to have redeemed in a Major Transaction Redemption.

(iii) If a Major Transaction/Organic Change Notice is given (or required to be given) in respect of a Successor Major Transaction, and the Holder has not elected to require a Major Transaction Redemption in respect of all of the Principal, at any time during the period beginning on the date the Company delivers (or by which it is obligated to deliver) such Major Transaction/Organic Change Notice in respect of a Major Transaction and ending on the later of (1) ten (10) Trading Days prior to the occurrence of such Major Transaction and (2) ten (10) Trading Days after the Holder’s receipt of such Major Transaction/Organic Change Notice, the Holder may elect to require a Successor Major Transaction Conversion (in respect of all or any portion of the Principal, except any portion that the Holder has elected to be redeemed in a Major Transaction Redemption) by delivering written notice thereof (the “Major Transaction Early Termination Notice”) to the Company, which Major Transaction Early Termination Notice shall indicate the portion of the Principal that Holder is electing to be treated as a Successor Major Transaction Conversion (provided, for the avoidance of doubt, that the Holder may elect a Major Transaction Redemption in respect of a portion of the Principal and a Successor Major Transaction Conversion in respect of another portion of the Principal). If holders of any Shares are given any choice as to the securities, cash or property to be received in a Successor Major Transaction or Organic Change, then the Holder shall be given the same choice as to the type of consideration it receives upon any conversion of this Note in connection with such Successor Major Transaction or Organic Change. Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to elect to require a Successor Major Transaction Conversion in respect of all or any portion of the Principal, even if the Company has elected to effect an Optional Redemption with respect to all or any portion of the outstanding Principal with respect to this Note as provided in Section 7 (and, for the avoidance of doubt, there shall be no Optional Redemption with respect to the Principal of this Note as to which the Holder has elected a Successor Major Transaction Conversion).

(iv) In respect of any Company Share Major Transaction, at any time from the date the Company delivers (or is obligated to deliver) to the Holder a Major Transaction/Organic Change Notice with respect thereto, the Holder may deliver written notice of a Major Transaction Conversion (“Major Transaction Conversion Notice”) to the Company, which Major Transaction Conversion Notice shall indicate the portion of the Principal (the “Major Transaction Conversion Amount”) that the Holder is electing to treat as a Major Transaction Conversion (which may be of all or any portion of the Principal, except any portion that the Holder has elected to be redeemed in a Major Transaction Redemption) and the effective date of such Major Transaction Conversion (which shall not be prior to the consummation of the applicable Company Share Major Transaction) (provided, for the avoidance of doubt, that the Holder may elect a Major Transaction Redemption in respect to a portion of the Principal and Major Transaction Conversions in respect of other portions of the Principal). For the avoidance of doubt, the Holder shall be permitted to make successive conversions and send successive Major Transaction Conversion Notices in respect of a Company Share Major Transaction from time to time (provided that the effective date of any such conversion shall not be prior to the consummation of the applicable Company Share Major Transaction).

(d) Settlement of Major Transaction Consideration. Following receipt of a Major Transaction Redemption Notice or Major Transaction Early Termination Notice from the Holder in respect of a Successor Major Transaction, the Company shall not effect the Successor Major Transaction with respect to which Holder has elected a Major Transaction Redemption or Successor Major Transaction Conversion unless it either (a) shall first place into an escrow account with an independent escrow agent, at least three (3) Trading Days prior to the closing date of the Successor Major Transaction, the Major Transaction Redemption Price or Successor Major Transaction Consideration (as applicable) applicable thereto, plus accrued and unpaid interest through the date of such payment or issuance, as applicable (and any other amounts payable under the Facility Agreement), or (b) shall obtain the written agreement of the Successor Entity (which agreement shall include provisions entitling the Holder to enforce such agreement as a third party beneficiary) that payment or issuance of the Major Transaction Redemption Price or Successor Major Transaction Consideration (as applicable) applicable thereto plus accrued and unpaid interest through the date of such payment or issuance, as applicable (and any other amounts payable under the Facility Agreement) shall be made to the Holder concurrently with the consummation of such Successor Major Transaction and such payment or issuance, as the case may be, which shall be a condition precedent to the consummation of such Successor Major Transaction. Concurrently upon closing of such Successor Major Transaction, the Company shall pay or issue, as the case may be, or instruct the escrow agent to deliver, or cause the Successor Entity to pay or issue, as applicable, the Major Transaction Redemption Price or Successor Major Transaction Consideration (as applicable) applicable thereto, as the case may be, plus accrued and unpaid interest through the date of such payment or issuance, as applicable (and any other amounts payable under the Facility Agreement).

(e) Organic Change. Any recapitalization, reorganization, reclassification, consolidation, merger, or any other transaction, in each case, that is effected in such a way that holders of Shares are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to, or in exchange for, Shares (other than any transaction referred to in Section 2(e) or Section 6) is referred to herein as an “Organic Change.” Without limiting any other rights of the Holder under this Section 3 or any other provision of this Note, unless otherwise provided in writing by the Required Note Holders, prior to the consummation of any Organic Change, the Company will make appropriate provision (pursuant to written agreements in form and substance reasonably satisfactory to the Required Note Holders and approved by the Holder prior to the consummation of such Organic Change (such approval not to be unreasonably withheld or delayed)) to ensure that the Holder will thereafter have the right to acquire and receive, in lieu of the Shares otherwise acquirable or receivable upon the conversion of this Note (without regard to the 4.985% Cap or any other restriction or limitation on conversion; provided that such written agreement shall contain a limitation on conversion comparable to the 4.985% Cap), such shares of stock, securities and/or assets as would have been issued or payable in such Organic Change with respect to, or in exchange for, the number of Shares which would have been acquirable or receivable upon the conversion of this Note immediately prior to such Organic Change (without regard to the 4.985% Cap or any other restriction or limitation on conversion). The Company shall not effect any Non-Surviving Organic Change (as defined below), unless prior to the consummation thereof, the Acquiring Entity (as defined below) provides a written agreement (in form and substance reasonably satisfactory to the Holder) and approved by Holder prior to the consummation of such Non-Surviving Organic Change (such approval not to be unreasonably withheld, conditioned or delayed) to deliver to the Holder, upon conversion of this Note, such shares of stock, securities and/or assets as would have been issued or payable in such Non-Surviving Organic Change with respect to, or in exchange for, the number of Shares that would have been acquirable or receivable upon the conversion of this Note immediately prior to such Organic Change (without regard to the 4.985% Cap or any other restriction or limitation on conversion). For purposes of this Note, “Non-Surviving Organic Change” means any Organic Change following which the Company is not a surviving entity or as a result of which the holders of the Shares are entitled to receive stock or other securities of a new Parent Entity, but excluding for avoidance of doubt, any such Organic Change in which the consideration payable in respect of the Shares is limited to cash; and “Acquiring Entity” means the Person purchasing assets of the Company in a Non-Surviving Organic Change or the Successor Entity resulting from any Non-Surviving Organic Change. Notwithstanding the foregoing, in no event shall a Major Transaction as to which Holder has exercised its right to require a Major Transaction Redemption or a Successor Major Transaction Conversion in respect of all of the Principal of this Note be subject to the provisions of this Section 3(e), and the foregoing shall not affect Holder’s right to convert this Note prior to the consummation of the Organic Change.

For the avoidance of doubt, the rights and obligations of the Company and the Holder upon the occurrence of a Major Transaction or Organic Change are conditional upon such Major Transaction or Organic Change being consummated (or actually occurring) and in the event that a Major Transaction or Organic Change for which the Holder is given notice is not consummated (or does not occur), then upon written notice from the Company to the Holder confirming that such Major Transaction has not and will not be consummated (or occur), all actions taken under this Section 3 prior to such written notice in connection with such Major Transaction shall be deemed to be rescinded and null and void and the Company shall return to the Holder this Note (if previously surrendered to the Company in connection with an anticipated Major Transaction or Organic Change under this Section 3). In the event that such Major Transaction is being consummated pursuant to an agreement between the Company (or any Affiliate thereof) and any other Person, the Company shall not deliver the written notice contemplated by the immediately preceding sentence unless such agreement has terminated.

(f) Conversion Right Continues. Notwithstanding anything to the contrary contained herein and without derogating any obligations or rights herein, until the Holder receives its appropriate payment or securities, plus any accrued and unpaid interest under this Note (and any other amounts payable under the Facility Agreement), in accordance with the provisions of this Section 3 and the Facility Agreement, this Note may be converted, in whole or in part, by the Holder into Shares, or in the event that such payments and/or shares have not been delivered prior to the consummation of the Successor Major Transaction in which the Company is not the surviving parent entity, shares of common stock (or their equivalent) of the Successor Entity at an appropriate conversion price based upon the prevailing Conversion Price (as adjusted hereunder) at the time of such Major Transaction and price per share or conversion ratio received by holders of Shares in the Major Transaction.

4. Registration Failures. Upon any Registration Failure (as defined in the Registration Rights Agreement), in addition to all other available remedies that the Holder may pursue hereunder and under the Facility Agreement, the Registration Rights Agreement and this Note, the Company shall pay additional damages to the Holder for each 30-day period (prorated for any partial period) after the date of such Registration Failure in an amount in cash equal to one and one-half percent (1.5%) of such Holder’s original principal amount of this Note on the date of such Registration Failure. Such payments shall accrue until the earlier of (i) such time as the Registration Failure has been cured and (ii) the date on which all of the Conversion Shares and all of the Shares issuable upon conversion of the Preferred Conversion Shares may be sold without restriction under Rule 144 (including volume restrictions and without the need for the availability of current public information under Rule 144). All such payments that accrue under this Section 4 shall be payable no later than five (5) Business Days following such date of accrual.

5. Voting Rights. Except as required by law, the Holder shall have no voting rights with respect to any of the Conversion Shares until the Conversion Date relating to the conversion of this Note upon which such Conversion Shares are issuable.

6. Participation. The Holder, as the holder of this Note, shall be entitled to receive such dividends paid (or cash amounts equal to such dividends) and distributions of any kind made to the holders of Common Stock, other than dividends of, or distributions payable in, Shares, to the same extent as if the Holder had converted this Note into such Shares (without regard to the 4.985% Cap or any other limitations on conversion herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such conversion and issuance) and had held such Shares on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

7. Optional Redemption.

(a) Subject to the terms, conditions and limitations set forth in this Section 7:

(i) in the event that, during the 150% Optional Redemption Period each of the following is greater than 150% of the Conversion Price (the “150% Optional Redemption Pricing Condition”): (1) the Volume Weighted Average Price of the Common Stock on each of any twenty (20) Trading Days during a period of thirty (30) consecutive Trading Days ending on the date on which an Optional Redemption Notice (as defined below) is delivered in accordance with Section 7(b), (2) the Volume Weighted Average Price of the Common Stock on the last Trading Day of such period and (3) the Closing Price of the Common Stock on the last Trading Day of such period; or

(ii) in the event that, during the 200% Optional Redemption Period each of the following is greater than 200% of the Conversion Price (the “200% Optional Redemption Pricing Condition”): (1) the Volume Weighted Average Price of the Common Stock on each of any twenty (20) Trading Days during a period of thirty (30) consecutive Trading Days ending on the date on which an Optional Redemption Notice (as defined below) is delivered in accordance with Section 7(b), (2) the Volume Weighted Average Price of the Common Stock on the last Trading Day of such period and (3) the Closing Price of the Common Stock on the last Trading Day of such period, then the Company shall have the right to redeem (an “Optional Redemption”) the Principal amount of this Note for the Optional Redemption Price; provided, that such Principal amount shall not exceed the result of the applicable Optional Redemption Cap, minus the aggregate Principal amount of this Note converted into Conversion Shares, redeemed (by Optional Redemption(s) or otherwise) and/or otherwise repaid prior to the Company’s delivery of the Optional Redemption Notice (as defined below) in respect of such Optional Redemption. The Company shall not effect any Optional Redemption under this Note unless, contemporaneously with such Optional Redemption, the Company effects an optional redemption under the other Notes in accordance with the terms thereof, on a pro rata basis, based upon the respective applicable Optional Redemption Caps as of the date the Optional Redemption Notice is delivered to the holders of the Notes.

(b) To effect an Optional Redemption, the Company shall send a written notice via electronic mail to the Holder (an “Optional Redemption Notice”) at any time between 4:00 p.m. and 5:00 p.m., New York City time, on a Trading Day on which the applicable Optional Redemption Pricing Condition is satisfied. Each Optional Redemption Notice shall certify that the 150% Optional Redemption Pricing Condition or the 200% Optional Redemption Pricing Condition, as applicable, and each of the Additional Redemption Conditions (as defined below)

have been satisfied (including reasonable supporting information), and shall indicate: (i) that the Company has elected to effect an Optional Redemption, (ii) the Principal amount hereunder that the Company is electing to redeem (the “Principal Redemption Amount”), (iii) the Optional Redemption Date, (iv) the aggregate principal amount of all Notes outstanding as of the date of the Optional Redemption Notice, (v) the aggregate principal amount of the Notes to be redeemed on the Optional Redemption Date, and (vi) if the applicable Optional Redemption is conditional upon the consummation of a transaction as permitted by Section 7(c), a statement to such effect and a summary description of the transaction on which the applicable Optional Redemption is conditioned. Simultaneously with the delivery of an Optional Redemption Notice to the Holder hereunder, the Company shall send an Optional Redemption Notice to the holders of each of the other Notes in respect of the applicable principal amount of such Notes. In no event shall the Company send more than four (4) Optional Redemption Notices to the Holder, it being acknowledged and agreed that the Company shall be entitled to effect an Optional Redemption not more than four times. In no event shall the Company send any Optional Redemption Notice to the Holder during any Pending Redemption Period.

(c) If the Company elects to exercise its Optional Redemption right, it shall fix (and specify in the applicable Optional Redemption Notice) a date for redemption (an “Optional Redemption Date”), which shall be at least two (2) Trading Days prior to the Maturity Date and at least ten (10) Trading Days but no more than sixty (60) (calendar) days following the date the applicable Optional Redemption Notice is delivered to the holders of Notes. The Optional Redemption Notice (and each optional redemption notice delivered to holders of the other Notes) shall be irrevocable (subject to the termination right of the Holder pursuant to Section 7(d)) and, upon delivery of an Optional Redemption Notice, the Optional Redemption Price, less the sum of all Redemption Period Conversion Amounts (as defined below), together with accrued and unpaid interest thereon through the date of payment thereof (and any other amounts payable thereon under the Facility Agreement), shall become due and payable on the Optional Redemption Date; provided that an Optional Redemption may be conditional upon the consummation of a specified transaction, if so indicated in the applicable Optional Redemption Notice, on the proposed Optional Redemption Date, in which case the Holder shall be entitled to provide a Conversion Notice that provides for a conversion of this Note (or any portion hereof) that is conditional upon the consummation of such transaction (with a Conversion Date that would be deemed to occur on the proposed Optional Redemption Date); it being understood that the Holder shall be entitled to revoke any such conditional Conversion Notice at any time during the Pending Redemption Period. In the event that the Optional Redemption is conditional upon consummation of a transaction, the Company shall notify the Holder, and publicly disclose, by no later than 8:00 a.m. (New York City time) on the Optional Redemption Date whether the applicable transaction has been consummated and, accordingly, the applicable condition has been satisfied. For the avoidance of doubt, the condition shall only be deemed satisfied if so publicly disclosed as such, and upon public disclosure that the transaction has not been consummated and the condition has not been satisfied, the Optional Redemption Period shall terminate and any conversion that is conditional upon such condition being satisfied shall be null and void and of no force or effect. The failure to pay in full the amount payable to the Holder on the Optional Redemption Date shall constitute an Event of Default under the Facility Agreement. The Conversion Amount specified in each Conversion Notice delivered by the Holder during the Pending Redemption Period (a “Redemption Period Conversion Amount”) shall reduce, on a dollar-for-dollar basis, the Principal Redemption Amount until all of such Principal Redemption Amount shall have been converted.

(d) Notwithstanding anything to the contrary contained herein, without the prior written consent of the Required Note Holders, the Company shall not deliver an Optional Redemption Notice, and the Company shall not affect any Optional Redemption, (i) during the occurrence of a Delisting Event, (ii) at any time following such time as the Company has delivered (or is obligated to deliver) a Major Transaction/Organic Change Notice in respect of a Major Transaction that has not yet been consummated or abandoned (and publicly disclosed as consummated or abandoned), (iii) at any time following the occurrence, and during the continuance, of an Event of Default or a Default, (iv) if there shall be any Withholding Date during the Pending Redemption Period or otherwise in respect of any conversions under the Notes during such period, (v) unless the Series DF-1 Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware and become effective, and the shares of Series DF-1 Preferred Stock authorized by the Series DF-1 Certificate of Designation shall be available for issuance hereunder, (vi) unless all material nonpublic information regarding the Company provided to the Holder (or any of its Affiliates or representatives or agents) (including any material nonpublic information that may be included in, or reflected by, the Optional Redemption Notice, which, for the avoidance of doubt, shall include any such information with respect a transaction upon which the applicable Optional Redemption is conditioned), has been publicly disclosed in a report filed pursuant to the Exchange Act, has been otherwise publicly disclosed in a manner calculated to reach the securities marketplace through one of the Company’s recognized channels of distribution or otherwise ceased to be material nonpublic information, (vii) unless all Shares, including Additional Conversion Shares, and shares of Series DF-1 Preferred Stock issuable pursuant to conversions of the Notes during the Pending Redemption Period, will constitute Freely Tradeable Shares or Freely Tradeable Preferred Shares, as applicable, upon the issuance thereof, (viii) if the Transfer Agent for the Common Stock is not participating in DTC’s Fast Automated Securities Transfer Program or (ix) if the Optional Redemption is conditional upon the consummation of a transaction, unless the Company has entered into a binding agreement with respect to such transaction or, in the case of a financing transaction, has received a binding commitment letter in customary form with respect to such financing transaction (collectively, the “Additional Redemption Conditions”), except to the extent the Holder has waived any such Additional Redemption Condition by written notice to the Company. If any of the Additional Redemption Conditions is not satisfied at any time following the delivery of an Optional Redemption Notice and prior to the Optional Redemption Date in respect of Optional Redemption, the Company shall immediately notify the Holder of such failure and (regardless of whether the Company shall have notified the Holder of such failure), by written notice delivered by the Holder to the Company at any time prior to the Optional Redemption Date, the Holder may elect to terminate the Pending Redemption Period, whereupon the Optional Redemption Notice shall be voided, the Pending Redemption Period shall cease, and the Optional Redemption shall not be effected. For the avoidance of doubt, no such termination shall affect the Holder’s right to receive Redemption Period Conversion Shares in respect of Conversion Notices delivered prior to the time that such termination becomes effective.

(e) Upon each conversion of this Note pursuant to a Redemption Period Conversion, the Holder shall be entitled to receive a number of Conversion Shares equal to the Base Conversion Shares, plus the Additional Conversion Shares (collectively, the “Redemption Period Conversion Shares”); provided, that the Company shall not be obligated to issue Additional Conversion Shares pursuant to this Section 7(e) in respect of any Conversion Amount specified in a Conversion Notice delivered during the Pending Redemption Period that exceeds the result of the Principal Redemption Amount, minus the aggregate Principal of this Note previously converted during the Pending Redemption Period for Base Conversion Shares and Additional Conversion Shares; and provided, further, that, in lieu of receiving any or all of the Redemption Conversion Shares (or other Conversion Shares during the Pending Redemption Period), the Holder may elect in the applicable Conversion Notice to receive Preferred Conversion Shares as provided in Section 2(c).

8. Certain Provisions Related to Shares Issued Hereunder.

(a) Sufficient Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting conversions of this Note, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the entire Principal convertible under this Note (without giving effect to the 4.985% Cap); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire Principal convertible under this Note, the Company will use reasonable best efforts to take such corporate action as may necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. The Company shall also (i) at all times from the Issuance Date through the filing of the Series DF-1 Certificate of Designation, reserve and keep available out of its authorized but undesignated and unissued shares of preferred stock, solely for the purpose of effecting conversions of this Note, such number of shares of preferred stock as shall from time to time be sufficient to effect the maximum amount of conversions into Preferred Conversion Shares, and (ii) at all time after the filing of the Series DF-1 Certificate of Designation (including at all times during a Pending Redemption Period), reserve and keep available out of its authorized but unissued shares of Series DF-1 Preferred Stock, solely for the purpose of effecting conversions of this Note, such number of shares of Series DF-1 Preferred Stock as shall from time to time be sufficient to effect the maximum amount of conversions into Preferred Conversion Shares.

(b) Fully-Paid. The Company covenants and agrees that, upon any conversion of this Note, all shares of Common Stock and/or Series DF-1 Preferred Stock (as applicable) issued upon such conversion shall be duly and validly issued, fully paid and nonassessable and not subject to preemptive rights, rights of first refusal or similar rights of any Person.

9. Amendment; Waiver. The terms and provisions of this Note shall not be amended or waived except in a writing signed by the Company and the Required Note Holders.

10. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Facility Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that, except as may be set forth in the Facility Agreement, there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

11. Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and all purchasers of Notes pursuant to the Facility Agreement and shall not be construed against any Person as the drafter hereof.

12. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

13. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9.1 of the Facility Agreement.

14. Transfers of Notes.

(a) Registration or Exemption Required. This Note has been issued in a transaction exempt from the registration requirements of the Securities Act and exempt from state registration or qualification under applicable state laws. None of this Note or the Conversion Shares may be pledged, transferred, sold, assigned, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act, including pursuant to Rule 144 (or, in the case of this Note, Rule 144A) under the Securities Act or pursuant to a private sale effected under Section 4(a)(7) of the Securities Act or applicable formal or informal SEC interpretation or guidance, such as a so-called “4(a)(1) and a half” sale.

(b) Assignment. Subject to Section 9.4 of the Facility Agreement and to Section 14(a), the Holder may sell, transfer, assign, pledge, hypothecate or otherwise dispose (collectively, “Transfer”; and “Transferee” shall have a correlative meaning) of this Note, in whole or in part. Holder shall deliver a written notice to Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the Person or Persons to whom the Note shall be Transferred and the respective principal amount of the Note to be Transferred to each assignee. The Company shall effect the Transfer within two (2) Trading Days and shall deliver to the assignee(s) designated by Holder a Note or Notes of like tenor and terms for the appropriate principal amount. This Note and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Holder. The provisions of this Note are intended to be for the benefit of all Holders from time to time of this Note, and shall be enforceable by any such Holder. For avoidance of doubt, in the event Holder notifies the Company that such sale or transfer is a so-called “4(a)(1) and a half” transaction, the parties hereto agree that a legal opinion from Katten Muchin Rosenman LLP or other nationally recognized outside counsel for the Holder delivered to the Company substantially in the form attached hereto as Exhibit C shall be the only requirement to satisfy an exemption from registration under the Securities Act to effectuate such “4(a)(1) and a half” transaction.

15. Obligations of the Company. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation or bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note or otherwise intentionally materially adversely affect the rights or remedies to which the Holder is entitled hereunder or take any other action that has the purpose or effect of circumventing any of the rights or remedies of the Holder under this Note, including Section 3 hereof. The Company shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Shares upon the conversion of this Note.

16. Payment of Collection, Enforcement and Other Costs. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (b) an attorney is retained to represent the Holder in any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action, including reasonable attorneys’ fees and disbursements.

17. Cancellation. After all Principal, Interest and other amounts at any time owed under, or on account of, this Note have been paid in full or converted into Shares in accordance with the terms hereof, this Note shall automatically be deemed cancelled, shall be surrendered to the Company for cancellation and shall not be reissued.

18. Registered Note. This Note may be Transferred only upon notation of such Transfer on the Register, and no Transfer thereof shall be effective until recorded therein. Until there has been a valid Transfer of this Note and of all of the rights hereunder by the Holder in accordance with this Note, the Company shall deem and treat the Holder as the absolute beneficial owner and holder of this Note and of all of the rights hereunder for all purposes (including for the purpose of receiving all payments to be made under this Note).

19. Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Facility Agreement.

20. Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note and all disputes arising hereunder shall be governed by, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company (a) agrees that any legal action or proceeding with respect to this Note or any other agreement, document, or other instrument executed in connection herewith, shall be brought exclusively in any state or federal court located within New York, New York, (b) irrevocably waives any objections which the Company may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to this Note, or any other agreement, document, or other instrument executed in connection herewith, brought in the aforementioned courts, (c) further irrevocably waives any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum and (d) hereby consents that personal service of summons or other legal process may be made as set forth in the Facility Agreement. EACH OF THE COMPANY AND THE HOLDER (BY ACCEPTANCE HEREOF) IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS NOTE OR ANY OTHER TRANSACTION DOCUMENT.

21. Interpretative Matters. Unless the context otherwise requires, (a) all references to Sections or Exhibits are to Sections or Exhibits contained in or attached to this Note, (b) each accounting term not otherwise defined in this Note has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Note shall be by way of example rather than limitation. If a Stock Event occurs during any period over which an average price is being determined, then an appropriate adjustment will be made to such average to reflect such event. All cash payments to be made pursuant to this Note shall be made in Dollars.

22. Execution. A facsimile, telecopy, PDF or other reproduction of this Note may be delivered by the Company, and an executed copy of this Note may be delivered by the Company by facsimile, email or other similar electronic transmission device pursuant to which the signature of or on behalf of the Company can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. The Company hereby agrees that it shall not raise the execution of facsimile, PDF or other reproduction of this Note, or the fact that any signature was transmitted by facsimile, email or other similar electronic transmission device, as a defense to the Company’s execution of this Note. Notwithstanding the foregoing, the Company shall be required to deliver an originally executed Note to the Holder (or its designee).

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Senior Convertible Note to be duly executed as of the date first set forth above.

COMPANY:

INTERSECT ENT, INC.

By:
Name:
Title:

SIGNATURE PAGE TO SENIOR CONVERTIBLE NOTE

Exhibit A

CONVERSION NOTICE

Reference is made to the Senior Convertible Note (the “Note”) of INTERSECT ENT, INC., a Delaware corporation (the “Company”), in the original principal amount of $[                ]. In accordance with and pursuant to the Note, the undersigned hereby (i) elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock (as defined in the Note) or Series DF-1 Preferred Stock (as defined in the Note) of the Company, as of the date specified below.

Date of Conversion: _______________

Aggregate Conversion Amount to be converted at the Conversion Price (as defined in the Note):

Principal, applicable thereto, to be converted: _______________

Please confirm the following information:

Conversion Price: __________________

Number of shares of Common Stock to be issued: _______________

If this Conversion Notice is delivered during a Pending Redemption Period (as defined in the Note), please confirm the following information:

Number of Base Conversion Shares:

Number of Additional Conversion Shares:

Number of shares of Common Stock to be issued:

Number of shares of Series DF-1 Preferred Stock to be issued:

Please issue shares of Common Stock into which the Note is being converted in the following name and to the following address:

Issue to: ________________

Email Address: _______________

DTC Details (if applicable): ______________

Please issue the shares of Series DF-1 Preferred Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Email Address:

Address:

Dated: ___________________

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated [        ], 20[_] from the Company and acknowledged and agreed to by [TRANSFER AGENT].

Intersect ENT, Inc.

By: _____________________________

Name: _______________________ Title: ____________________

Exhibit B

ASSIGNMENT

(To be executed by the registered holder desiring to transfer the Note)

FOR VALUE RECEIVED, the undersigned holder of the attached Senior Convertible Note (the “Note”) hereby sells, assigns and transfers unto the person or persons below named the right to receive the principal amount of $___________ from Intersect ENT, Inc., a Delaware corporation, evidenced by the attached Note and does hereby irrevocably constitute and appoint _______________ attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated: _____________

Signature

Fill in for new registration of Note:

Name

Address

Please print name and address of assignee
(including zip code number)

Exhibit C

FORM OF OPINION

, 20_____

Re: Intersect ENT, Inc. (the “Company”)

Dear Sir:

[_______________] (“[______________]”) intends to transfer its Senior Convertible Note in the principal amount of $_________ (the “Note”) of the Company to ________ (“_____”) without registration under the Securities Act of 1933, as amended (the “Securities Act”). In connection herewith, we have examined such documents and issues of law as we have deemed relevant.

Based on and subject to the foregoing, we are of the opinion that the transfer of the Note by _____________ to ______________ may be effected without registration under the Securities Act: provided, however, that the Note to be transferred to __________ shall contain a legend restricting its transferability pursuant to the Securities Act as set forth in the Note and may to a stop transfer order consistent therewith.

The foregoing opinion is furnished only to ___________ and may not be used, circulated, quoted or otherwise referred to or relied upon by you for any purposes other than the purpose for which furnished or by any other person for any purpose, without our prior written consent.

Very truly yours,

Schedule 1

The “Additional Share Coefficient” shall mean the number of additional shares of Common Stock issuable per $1,000 of principal amount of the Note upon a Major Transaction or in respect of a Conversion Notice delivered during a Pending Redemption Period and shall be the additional share number set forth on the chart with respect to the “Share Price Result” on the “y” axis and the corresponding “Remaining Note Life” on the “x” axis; provided, however, that to the extent the actual Share Price Result (as defined below) falls between two data points on the “y” axis and/or the actual Major Transaction Effective Date (or, if applicable, the date of a Major Transaction Conversion or the date a Conversion Notice is delivered during a Pending Redemption Period) falls between two data points on the “x” axis, the “Additional Share Coefficient” shall be determined by calculating the arithmetic mean between (i) the result obtained for the Share Price Result based on the linear interpolation between the additional share numbers corresponding to the two Share Price Result data points and (ii) the result obtained for the Remaining Note Life based on the linear interpolation between the two additional share numbers corresponding to the two Remaining Note Life data points; and provided further, however, that in the event of any adjustment to the Conversion Price pursuant to Section 2 of this Note, the numbers of additional shares of Common Stock issuable per $1,000 of principal amount of this Note as set forth in the chart below and the maximum number of Conversion Shares set forth in the last sentence of this Schedule 1 shall be deemed adjusted pro rata with any adjustment resulting from the adjustment to the Conversion Price that would be made to the number of shares of Common Stock then convertible with respect to $1,000 of principal amount of this Note as calculated under Section 2 of this Note.

For purposes of the chart below, the “Remaining Note Life” shall be (A) with respect to a Major Transaction, the number of years remaining until the Maturity Date as of the Major Transaction Effective Date; provided, however, that in the case of a Major Transaction Conversion following a Company Share Major Transaction, the “Remaining Note Life” shall be the number of years remaining until the Maturity Date as of the Conversion Date in respect of such Major Transaction Conversion, or (B) with respect to a Conversion Notice delivered during a Pending Redemption Period, the Trading Day on which the Optional Redemption Notice is delivered to the Holder.

For purposes of the chart below, the “Share Price Result” shall be, (A) in the case of a Major Transaction, the greater of: (i) the Closing Price of the Common Stock immediately prior to the consummation of the Major Transaction, and (ii) in the case of a Major Transaction in which holders of shares of Common Stock receive solely cash consideration in connection with such Major Transaction, the cash amount payable per share of Common Stock in such Major Transaction and (B) in the case of a Redemption Period Conversion, the Closing Price on the Trading Day immediately preceding the Conversion Date in respect thereof.

If the actual Share Price Result is greater than $50.00 per share (subject to adjustment in the same manner as the Conversion Price as provided in Section 2 of this Note), or if the actual Share Price Result is less than $9.00 per share (subject to adjustment in the same manner as the Conversion Price as provided in Section 2 of this Note), then the Additional Share Coefficient shall be equal to the amount applicable to $50.00 and $9.00, respectively.

Additional Shares per $1,000 Principal

Remaining Note Life (Yrs)

Stock Price	5 (5/11/2020)	4 (5/11/2021)	3 (5/11/2022)	2 (5/11/2023)	1 (5/11/2024)	0 (5/11/2025)
Share Price Result ($)
9.00	21.9465	17.6966	13.1738	8.0825	2.7720	0.0000
10.00	23.9763	19.8948	15.2086	9.9938	4.0763	0.0000
11.00	25.8879	21.7865	17.2139	11.8949	5.5862	0.0000
12.00	27.6279	23.6937	19.1399	13.7377	7.2350	0.0000
13.49	29.9746	26.1722	21.7487	16.5177	9.9114	0.0000
15.54	32.7185	29.1753	25.0396	20.0636	13.6317	0.0000
17.50	27.9159	24.5959	20.7075	16.0075	10.0119	0.0000
20.00	23.2951	20.2728	16.7285	12.4349	7.0821	0.0000
22.50	19.8881	17.0867	13.8931	10.0307	5.3063	0.0000
25.00	17.3171	14.7634	11.7793	8.3441	4.2049	0.0000
27.50	15.2729	12.9201	10.2354	7.1091	3.4778	0.0000
30.00	13.6567	11.4904	9.0047	6.1690	2.9789	0.0000
35.00	11.2130	9.3676	7.2525	4.9028	2.3541	0.0000
40.00	9.5242	7.8883	6.0649	4.0824	1.9879	0.0000
45.00	8.2572	6.8101	5.2283	3.5134	1.7360	0.0000
50.00	7.2862	6.0057	4.6013	3.0948	1.5493	0.0000

Notwithstanding the foregoing, in no event will the aggregate number of Base Conversion Shares and Additional Conversion Shares deliverable upon the conversion of this Note exceed, per $1,000 principal amount of this Note, 97.0686 shares of Common Stock.